EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST
DECLARES AUGUST CASH DISTRIBUTION

    Dallas, Texas, August 21, 2006 - Bank of America, N.A., as Trustee of the Hugoton Royalty Trust (NYSE - HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.118769 per unit, payable on September 15, 2006, to unitholders of record on August 31, 2006. The following table shows underlying gas sales and average prices attributable to the current month and prior month distributions. Underlying gas sales volumes attributable to the current month distribution were primarily produced in June.

	Underlying Gas Sales Volumes (Mcf) (a)
	Total	Daily	Average Gas Price per Mcf
Current Month Distribution	2,395,000	80,000	$5.42

Prior Month Distribution	2,525,000	81,000	$6.07

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

    Twelve wells are currently being drilled on the underlying properties.  Budgeted development costs of $5,000,000 were deducted for this distribution.  Production expense for the month was $1,724,000 and overhead was $714,000.

Development Costs
    Because of increased development activity and higher drilling costs, XTO Energy has advised the Trustee that it has increased the monthly development cost deduction from $4,200,000 to $5,000,000 beginning with the August 2006 distribution. This increased monthly deduction is expected to be maintained through the December 2006 distribution, but will be reevaluated and revised as necessary.

Other
   XTO Energy announced on January 27, 2006 that, in connection with its distribution of Hugoton Royalty Trust (HGT) units to stockholders, it would consider divesting its underlying property interests in both HGT and Cross Timbers Royalty Trust (CRT).  XTO Energy has advised the Trustee, that after a full review, it has decided to retain ownership of these underlying property interests.

    For more information on the Trust, please visit our web site at www.hugotontrust.com.

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Contacts:	Nancy G. Willis Vice President Bank of America, N.A. (Toll Free) 877/228-5083	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy, Inc. 817/870-2800